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                                                                     EXHIBIT 2.7



                             ASSIGNMENT OF CONTRACTS

         THIS ASSIGNMENT OF CONTRACTS (this "Assignment") is made and entered into as of November 12, 1997, by and between (i) ADDINGTON ENTERPRISES, INC., a Kentucky corporation ("Assignor"), and (ii) AEI HOLDING COMPANY, INC., a Delaware corporation ("Assignee").

                                    RECITALS

         A. Pursuant to the Exchange Agreement, dated October 20, 1997, between Assignor and Assignee (the "Exchange Agreement"), Assignor agreed to transfer, assign and convey to Assignee, and Assignee agreed to acquire, all right, title and interest of Assignor in and to the contracts listed and described on Annex A (the "Contracts") attached hereto and incorporated herein by reference.

         B. Assignor desires to transfer, assign and convey to Assignee all of Assignor's right, title and interest in and to said Contracts and Assignee desires to acquire and accept the same.

         NOW, THEREFORE, for and in consideration of the performance and observance of the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Assignment. Assignor hereby transfers, assigns, sets over and conveys to Assignee, its successors and assigns, and Assignee hereby accepts, all of Assignor's right, title and interest in and to the Contracts, including, without limitation, all accounts receivable, deposits and refunds related thereto.

         2.       Miscellaneous.

                  (a) This Assignment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Kentucky, without regard to its conflict of laws principles. Each party agrees that any action brought in connection with this Assignment against another shall be filed and heard in Fayette County, Kentucky, and each party hereby submits to the jurisdiction of the Circuit Court of Fayette County, Kentucky, and the U.S. District Court for the Eastern District of Kentucky, Lexington Division.

                  (b) This Assignment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

                  (c) The terms hereof shall bind and inure to the benefit of and be enforceable by the parties executing (or deemed to have consented to) this Assignment and their respective successors and assigns.

                  (d) The failure of either Assignee or Assignor to insist in any particular instance upon strict performance of any term or provision of this Assignment shall not be construed as a waiver or relinquishment as to the performance of any such term or provision in the future.

                  (e) This Assignment is given pursuant to the Exchange Agreement, and is subject to the terms and conditions thereof. If any conflict exists between this Assignment and the Exchange Agreement, the Exchange Agreement shall control.

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                  (f) If any provision of this Assignment or its application will be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of all other applications of that provision, and of all other provisions and applications hereof, will not in any way be affected or impaired. If any court shall determine that any provision of this Assignment is in any way unenforceable, such provision shall be reduced to whatever extent is necessary to make such provision enforceable.

                  (g) All prior negotiations and agreements by and among the parties hereto with respect to the subject matter hereof are superseded by this Assignment and the Exchange Agreement, and there are no representations, warranties, understandings or agreements with respect to the subject matter hereof other than those expressly set forth in this Assignment and the Exchange Agreement. No extension, change, modification, addition or termination of this Assignment shall be enforceable unless in writing and signed by the party against whom enforcement is sought.

                  (h) The headings preceding the text of the sections of this Assignment are inserted solely for convenience of reference and shall not constitute a part of this Assignment or affect its meaning, construction or effect.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Assignment as of the date first above written.


                                       ADDINGTON ENTERPRISES, INC.,
                                       a Kentucky corporation


                                       By:      /s/ Vic Grubb
                                                ----------------------------
                                       Name:    Vic Grubb
                                                ----------------------------
                                       Title:   Chief Financial Officer
                                                ----------------------------



                                       AEI HOLDING COMPANY, INC.
                                       a Delaware corporation


                                       By:      /s/ Don Brown
                                                ----------------------------
                                       Name:    Don Brown
                                                ----------------------------
                                       Title:   President
                                                ----------------------------



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                                    ANNEX A

All contracts of Assignor except for the following:

                                                     ORIGINAL
                                                     CONTRACT             TERMINATION
     PARTIES                                           DATE                   DATE                              NOTES
-----------------------------------------------------------------------------------------------------------------------------------
A. CONSULTING AGREEMENTS

     AEI/Franklin Research & Development             12/17/96               12/17/97              Can be extended by mutual consent
     AEI/Richard M. Slagle                           02/15/96

B. CONTRACT MINING AGREEMENTS

     Mining Technologies/Ikerd Bandy Co., Inc.       02/01/97      When reserves are mined out.
     Mining Technologies/Martiki Coal Company        05/24/97      Three years or when reserves
                                                                   are mined out.
C. TECHNOLOGY AGREEMENTS

     AEI/ARI/Pittston                                01/14/97
     Bowie/Amax Coal                                 10/24/95
     AEI/Bluegrass Coal                              12/13/96
     MTI/Joy Technologies                            06/16/92*

D. ASSET LEASES

     All asset leases relating to the equipment listed on Schedule 2.1(a)(1) of the Exchange Agreement.

E. MISCELLANEOUS AGREEMENTS

     Mining Technologies/AEP                         09/18/95      Annually extended              Service @ Coalton Recycling Center
     Mining Technologies/AEP                         09/28/95      Annually extended              Service @Coalton Compost Center
     Mining Technologies/Orkin Pest Control          08/15/96      Annually extended              Service @ RT 60 West Coalton
     Mining Technologies, Inc./Airgas/Virginia
     Welding Supply                                  01/12/94      Annually extended              Cylinder Rentals
       All other contracts or agreements that were to be transferred pursuant to that certain Asset Purchase Agreement, dated October 16, 1997, among
       Mining Technologies Limited, Mining Technologies, Inc. and Addington
       Enterprises, Inc.

F. OTHER
     All rights of Seller arising from or related to the contracts listed on this Annex A, including, without limitation, all accounts receivable, deposits and refunds relating thereto.


     * This agreement was terminated in June of 1995.
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